Exhibit 99

For Release October 24, 2012	Contact:
4:01 pm	Dave Mossberg
Three Part Advisors, LLC
Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES

THIRD QUARTER 2012 RESULTS

Burlington, MA – October 24, 2012 – MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the third quarter and the nine months ended September 30, 2012.

Quarterly Highlights:

•	Net income was $2.3 million or $0.16 per diluted share based upon 14,716,500 shares;

•	Cash received from customers was $30.3 million or $2.06 per diluted share which represents an increase of 12.6% as compared to the same period last year;

•	Revenue increased by 9.2% to $15.0 million as compared to the same period last year;

•	Originations increased 19.1% to $23.3 million as compared to $19.6 million in the same period last year; and

•	The Company paid a cash dividend of $0.06 per share.

Third Quarter Results:

Net income for the quarter ended September 30, 2012 was $2.3 million or $0.16 per diluted share based upon 14,716,500 shares, compared to net income of $2.3 million, or $0.16 per diluted share based upon 14,538,910 shares, for the same period last year.

Revenue for the third quarter increased 9.2% to $15.0 million compared to $13.8 million for the same period in 2011, driven by growth in lease revenue and rental income during the quarter. Revenue from leases was $10.2 million, up $0.9 million from the same period last year and rental income was $2.5 million, up $0.3 million as compared to the third quarter in 2011. Other revenue components contributed $2.4 million for the current quarter, up $0.1 million from the same period last year.

Total operating expenses for the current quarter increased 11.5% to $11.1 million from $10.0 million in the third quarter of 2011. Selling, general and administrative expenses increased $0.6 million to $4.5 million as compared to the third quarter of last year due primarily to increases in compensation related expenses, contract labor expenses and marketing related expenses. Headcount at September 30, 2012 was 145 as compared to 133 at the same date last year. The third quarter 2012 provision for credit losses increased to $4.8 million from $4.5 million for the same period in 2011. During the third quarter, net charge-offs increased to $4.5 million from

$4.2 million in the same period in 2011. Depreciation and amortization expense increased $0.2 million to $1.1 million for the quarter due to an increase in the number of rental contracts currently being depreciated.

Cash balances at September 30, 2012 were $2.6 million. Cash received from customers in the third quarter increased 12.6% to $30.3 million compared to $26.9 million during the same period in 2011. New lease originations in the quarter increased by $3.7 million to $23.3 million as compared to the same period last year.

Richard Latour, President and Chief Executive Officer said, “We are very pleased with the continued improvement in our financial performance in the third quarter of 2012. We continue to focus on our sales and marketing efforts. Through the first nine months of 2012, we have increased the number of lease applications processed by approximately 48% to 54,000 and increased our lease originations by approximately 21% to $68.8 million as compared to the same period last year.”

Year to Date Highlights:

•	Net income increased to $7.0 million or $0.47 per diluted share which represents an increase of 4.9% as compared to the same period last year;

•	Cash received from customers was $89.6 million or $6.10 per diluted share which represents an increase of 12.8% as compared to the same period last year;

•	Revenue increased by 8.4% to $44.0 million as compared to the same period last year; and

•	Originations increased 21.5% to $68.8 million as compared to $56.7 million in the same period last year.

Year to Date Results:

For the nine months ended September 30, 2012, net income increased by 4.9% to $7.0 million compared to net income of $6.6 million for the same period last year. Net income per diluted share year to date was $0.47 based on 14,669,997 shares compared to $0.46 based on 14,513,708 shares for the same period in 2011.

Year to date revenue for the nine months ended September 30, 2012 increased 8.4% to $44.0 million compared to $40.6 million during the same period in 2011. Revenue from leases was $29.7 million, up $2.2 million from the same period last year and rental income was $7.2 million, up $0.9 million from the prior period. Other revenue components contributed $7.1 million year to date, up $0.3 million from the same period last year. New contract originations year to date were $68.8 million compared to $56.7 million through the same period last year.

Total operating expenses for the nine months ended September 30, 2012 increased 8.5% to $32.3 million compared to $29.8 million for the same period last year. Selling, general and administrative expenses increased by 8.0% or $1.0 million to $12.8 million primarily due to increases in compensation related expenses associated with increased headcount. The provision for credit losses increased to $14.3 million for the nine months ended September 30, 2012, as compared to $13.5 million for the same period last year. Year to date net charge-offs increased 4.8% to $14.1 million as compared to $13.5 million for the same period last year. Year to date cash from customers increased by 12.8% or $10.2 million to $89.6 million as compared to $79.4 million for the same period last year.

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Cash and cash equivalents	$2,281	$2,452
Restricted cash	359	382
Net investment in leases:
Receivables due in installments	212,491	200,499
Estimated residual value	24,045	23,287
Initial direct costs	1,729	1,476
Less:
Advance lease payments and deposits	(3,334)	(3,530)
Unearned income	(62,715)	(59,946)
Allowance for credit losses	(13,359)	(13,180)

Net investment in leases	158,857	148,606

Investment in service contracts, net	348	—
Investment in rental contracts, net	1,126	898
Property and equipment, net	1,609	1,911
Other assets	1,995	1,093

Total assets	$166,575	$155,342

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30,	December 31,
	2012	2011
Revolving line of credit	$69,312	$62,740
Capital lease obligation	—	1
Accounts payable	2,880	2,546
Dividends payable	34	19
Other liabilities	2,802	2,220
Income taxes payable	—	760
Deferred income taxes	10,969	11,333

Total liabilities	85,997	79,619

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at September 30, 2012 and December 31, 2011	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,313,852 and 14,257,324 shares issued at September 30, 2012 and December 31, 2011, respectively	143	143
Additional paid-in capital	47,215	46,727
Retained earnings	33,220	28,853

Total stockholders’ equity	80,578	75,723

Total liabilities and stockholders’ equity	$166,575	$155,342

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
Income on financing leases	$10,160	$9,306	$29,715	$27,543
Rental income	2,462	2,192	7,181	6,271
Income on service contracts	95	97	265	308
Loss and damage waiver fees	1,370	1,241	3,978	3,662
Service fees and other	950	935	2,837	2,798

Total revenues	15,037	13,771	43,976	40,582

Expenses:
Selling, general and administrative	4,466	3,900	12,847	11,890
Provision for credit losses	4,847	4,517	14,291	13,520
Depreciation and amortization	1,083	873	3,156	2,337
Interest	747	700	2,035	2,043

Total expenses	11,143	9,990	32,329	29,790

Income before provision for income taxes	3,894	3,781	11,647	10,792
Provision for income taxes	1,587	1,456	4,688	4,155

Net income	$2,307	$2,325	$6,959	$6,637

Net income per common share:
Basic	$0.16	$0.16	$0.49	$0.47

Diluted	$0.16	$0.16	$0.47	$0.46

Weighted-average shares:
Basic	14,311,900	14,253,702	14,297,888	14,244,074

Diluted	14,716,500	14,538,910	14,669,997	14,513,708

About the Company

MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.

Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.